Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to Registration Statement (Form S-8/A No. 333-13388) of Bookham, Inc. pertaining to the registration of employee stock options issued under the 1995 Employee Share Option Scheme of our report dated April 8, 2004 with respect to the consolidated financial statements of Bookham Technology, plc included in its Annual Report (Form 20-F) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ ERNST & YOUNG LLP
Reading, England
September 14, 2004